EXHIBIT 10.49

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 1st day of February 2005 (the “Effective Date”) by and between Catalytica Energy Systems, Inc., located at 1388 Tech Blvd, Gilbert, Arizona 85233 (hereinafter referred to as “CESI”) and David Merrion, having an address at 4526 Lakeshore Court, Brighton, Michigan 48116 (hereinafter referred to as “Consultant”) (each a “Party” and together the “Parties”)

WHEREAS, CESI is involved in developing solutions to diesel engine emissions;

WHEREAS, Consultant has extensive experience in the diesel engine emission a technology;

WHEREAS, Consultant is a director of CESI and has been incurring substantial time and costs in assisting CESI and its executive officers with diesel engine emission technology issues; and

WHEREAS, CESI desires to retain Consultant for assistance with diesel engine emission technology issues and related matters, and Consultant is willing to provide such assistance in accordance with the terms of this Agreement;

NOW, THEREFORE, THE PARTIES AGREE as follows:

1.	Services

During the term of this Agreement, Consultant shall make available to CESI his services to advise and otherwise assist CESI and its executive officers or their designees as required from time to time in the area of diesel engine emission technology and related areas, including:

(1)	Advising the executive officers of CESI or their designees on various diesel engine emission technology and proposed solutions to diesel engine emissions;

(2)	Advising the executive officers of CESI or their designees on the background and abilities of diesel engine emission solution partners and integrators;

(3)	Advising and assisting the diesel advisory board;

(4)	Reviewing contract proposals and related matters for diesel engine partners and integrators; and

(5)	Assisting the executive officers of CESI or their designees in other aspects of diesel engine technology as needed from time to time.

CESI shall make available to the Consultant any pertinent files, records or information to assist Consultant in providing the services hereunder.

2.	Compensation

CESI agrees to pay Consultant, and Consultant agrees to accept for Consultant’s services under this Agreement quarterly compensation in the amount of Seven Thousand Five Hundred Dollars

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($7,500), plus approved travel and other reasonable out-of-pocket expenses incurred in rendering services hereunder. CESI shall make all payments to Consultant for each quarter within Ten (10) days after the commencement of such quarter, with the first quarter’s compensation payable on a prorated basis commencing from the Effective Date and payable within Ten (10) days thereafter. All expenses submitted to CESI for payment in accordance with this paragraph shall be paid within thirty (30) days of receipt of an invoice from Consultant itemizing the expenses incurred in rendering such services. All payments, including reimbursements for actual expenditures, shall be included in Consultant’s gross income as compensation for services rendered and accordingly reported on Consultant’s IRS Form 1099. Consultant is responsible for payment of all state and federal taxes (including FICA taxes) on income earned under this Agreement, as none will be withheld by CESI.

3.	Independent Contractor

It is agreed that Consultant is to have complete freedom of action as to the details, methods, and means of performing the consulting services. It is further understood that Consultant has contracted with CESI only for the purposes and to the extent set forth in this Agreement and his relation to CESI is that of an independent contractor, and Consultant shall be free to dispose of such portion of his entire time, energy, and skill as Consultant sees fit and to others as Consultant deems advisable so long as same does not create a conflict of interest between CESI and such others. Consultant shall not be considered under the provisions of this Agreement or otherwise as having a status as an employee of CESI nor shall Consultant be entitled hereafter to participate in any plans, arrangements, or distributions by CESI relating to any pension, deferred compensation, bonus, stock bonus, hospitalization, insurance, or other benefits extended to employees, since Consultant is performing the service hereunder as an independent contractor. Nothing herein shall prohibit Consultant from participating in any plans or benefits provided in his capacity as a director of CESI to the same extent as any other director of CESI.

4.	Term and Termination

This Agreement shall come into being on the Effective Date and shall terminate on December 31, 2005. This Agreement may be renewed on an annual basis with the consent of both Parties. In addition, if Consultant or CESI breaches any of the terms or conditions of this Agreement, the other Party may, without foregoing thereby any other rights or remedies it may have, at its option, terminate this Agreement by providing notice of such breach which is not cured within Ten (10) days of receipt of such notice of breach. Termination under this paragraph shall not affect Consultant’s obligations under Paragraphs 5, 6 and 7 below. Further, in the event of any such early termination, Consultant shall be paid compensation accrued prior to termination, but Consultant shall not be entitled to any other payment on account of such termination, whether by way of claims for damages, or for loss of anticipated profits, or otherwise.

5.	Ownership of Work Product

All work performed for CESI by Consultant hereunder (including, but not limited to, all information, data, reports, working notes, drawings, design, and specifications developed or prepared by Consultant in connection with such work) shall become the property of CESI, unless specifically otherwise agreed upon in writing by CESI and Consultant.

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6.	Non-Disclosure

Consultant shall use his best efforts and exercise utmost diligence to protect, guard, and maintain the confidentiality of Confidential Information (as defined in Paragraph 10). Except as required in performance of Consultant’s services for CESI, Consultant will never directly, indirectly, or otherwise, use, permit others to use, disseminate, disclose, lecture upon, or publish articles concerning Confidential Information, without CESI’s prior written consent. Further, Consultant agrees to return Confidential Information supplied by CESI and any copies thereof upon completion of services relating to the Confidential Information or upon CESI’s written request to do so.

7.	Inventions, etc.

All Inventions (as defined in Paragraph 10) made, conceived or completed by Consultant, individually or in conjunction with others, shall be the sole and exclusive property of CESI if said Inventions:

(a)	are made with any of CESI’s equipment, supplies, facilities or trade secrets; or

(b)	are conceived or made by Consultant during the hours Consultant is working for CESI; or

(c)	relate to Confidential Information; or

(d)	result from any work performed by Consultant for CESI.

Consultant shall, without royalty or any other further consideration to Consultant therefore, but at the expense of CESI:

(aa)	as promptly as known or possessed by Consultant, disclose to CESI all information with respect to said inventions;

(bb)	whenever requested to do so by CESI, promptly execute and assign any and all applications, assignments and other instruments which CESI shall deem necessary to apply for and obtain Letters Patent of the United States and of foreign countries for said Inventions, and to assign and convey to CESI or to CESI’s nominee the sole exclusive rights, title and interest in and to the Inventions or any applications or patents thereon;

(cc)	whenever requested to do so by CESI deliver to CESI evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings; and

(dd)	do such other acts as may be necessary in the opinion of CESI to obtain and maintain United States and foreign Letters Patent for the Inventions.

The foregoing provisions (as appropriate) shall also apply to copyrights for copyrightable subject matter and such subject matter or work relating to such subject matter shall be “work for hire” under the United States copyright laws.

8.	Survival of Certain Agreements

The covenants and agreements set forth in Paragraphs 5, 6 and 7 shall survive termination of this Agreement and Consultant’s services hereunder, and remain in full force and effect regardless of the cause of such termination.

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9.	Binding Effect

This Agreement shall be binding upon Consultant, and, except as regards personal services, upon Consultant’s heirs, personal representatives, executors and administrators, and shall inure to the benefit of CESI, its successors and assigns.

10.	Definitions

As used in this Agreement:

(a)	“Confidential Information” means information disclosed to Consultant or known by Consultant as consequence of or through performance of services for CESI whether or not related to his duties at CESI and includes trade secrets or any other like information of value relating to the business and/or field of interest of any corporation, firm or partnership directly or indirectly controlled by CESI through more than thirty percent (30%) ownership interest, including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machines, material, research activities and plans, cost of production, contract forms, prices, volume of sales, promotional methods, and lists of names or classes of customers. Information shall be considered, for purposes of this Agreement, to be confidential if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to any other agreement entered into by CESI or any of its affiliates.

Confidential Information shall not include information which Consultant can show:

(aa)	was in the public domain at the time of disclosure; or

(ab)	after disclosure, becomes a part of the public domain by publication or otherwise through no violation of this Agreement; or

(ac)	was, at the time of disclosure, shown to be in possession of Consultant, and Consultant is able to so demonstrate possession of this Confidential Information in writing to CESI within sixty (60) days of receipt of Confidential Information, or forego application of this provision; or

(ad)	is, subsequent to its disclosure to Consultant, disclosed to Consultant without obligation of confidence by a third party who did not acquire the same directly or indirectly from an obligation of secrecy.

Confidential Information disclosed or developed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Consultant’s possession.

(aaa)	“Inventions” means any and all discoveries, concepts and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or know-how

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related thereto, relating to the business and/or field or interest of CESI or any corporation, firm or partnership directly or indirectly controlled by CESI or through more than a thirty percent (30%) ownership interest.

11.	Assignment

This Agreement shall not be assignable by the Consultant or CESI without the prior written consent of the other Party; any attempted assignment is void.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein; no representations having been made by any of the Parties except as are herein specifically set forth. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. It may be amended only by an agreement in writing, signed by the Party against whom enforcement of any waiver, amendment modification, extension or discharge is sought. Nothing herein shall require the Parties to enter into further agreements.

13.	Governing Law; Signatures

The validity, interpretation, and effect of this Agreement shall be governed in all aspects by Arizona laws. This Agreement may be executed in counterparts and by facsimile signatures.

14.	Notices

Any correspondence or notifications concerning this Agreement may be delivered by any overnight delivery service or by certified mail, return receipt requested, addressed as follows:

CESI:

Catalytica Energy Systems, Inc.

Attention: CFO

1388 Tech Blvd, Gilbert

Arizona 85233

Consultant:

4526 Lakeshore Court

Brighton, Michigan 48116

Notice shall be deemed received one day after overnight delivery and three days after mailing by certified mail. Either Party may change its address for notice by complying with the notification provisions of this paragraph.

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IN WITNESS WHEREOF, CESI and Consultant have executed this Agreement as of the date specified above.

CATALYTICA ENERGY SYSTEMS, INC.

/s/ Mike Murry
Mike Murry
President and CEO

CONSULTANT

/s/ David Merrion
David Merrion

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